Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-65533, 333-188350, 333-202636, 333-211112, 333-213114, 333-218398, 333-221439 and 333-231330) on Form S-8 and registration statement on Form S-3 (No. 333-270559) of Ritchie Bros. Auctioneers Incorporated of our report dated February 24, 2023, with respect to the consolidated financial statements of IAA, Inc., which report appears in the Form 8-K/A of Ritchie Bros. Auctioneers Incorporated filed April 4, 2023.

/s/ KPMG LLP

Chicago, Illinois
April 4, 2023